SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SunAmerica Focused Alpha Large-Cap Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC.
Harborside Financial Center
3200 Plaza 5
Jersey City, NJ 07311
July 25, 2006
Dear Shareholder:
     We are writing to follow-up on previous proxy materials that were mailed to you regarding the Special Meeting of Shareholders of the SunAmerica Focused Alpha Large-Cap Fund, Inc. (the “Fund”). As a shareholder of the Fund, it is important that you vote on a new subadvisory agreement between the Fund and BlackRock Advisors, Inc.
     Merrill Lynch & Co., Inc., (“Merrill Lynch”) and BlackRock, Inc. (“BlackRock”) have agreed to a transaction (the “Transaction”) to combine Merrill Lynch’s investment management business, operated by Merrill Lynch Investment Managers, L.P., and certain affiliates, including Mercury Advisors (“Mercury”), a subadviser to the Fund, with BlackRock to form a new asset management company. The Transaction, when it is consummated, will cause the Fund’s subadvisory agreement with Mercury to terminate. In order to ensure that the management of Mercury’s portion of the Fund’s assets continues without interruption, we are asking shareholders to approve a new subadvisory agreement. Your Fund’s Board of Directors, including all of the Independent Directors, recommends that you vote FOR approval of the new subadvisory agreement on the enclosed proxy card.
Whether or not you plan to attend the meeting, and regardless of the number of shares you own, your board urges you to vote for all proposals on the enclosed proxy card. Please help us avoid additional solicitation costs by voting your proxy now!
We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposal or how to vote your shares, please call our proxy solicitor, Georgeson Inc., at 1-800-790-6795.
Sincerely,
Gregory N. Bressler
Secretary